FIRST AMENDMENT TO PROMISSORY NOTE

This First Amendment to Promissory Note Dated October 1, 2019 is dated November 4, 2022 by and between Ira J. Gaines ("Gaines") and Immune Therapeutics, Inc., a Florida corporation ("IMUN"). Gaines and IMUN are referred to herein individually as a "Party" and collectively as the "Parties."

WHEREAS, Gaines made a loan to IMUN in the original principal amount of One Hundred Fifty Thousand Dollars and Zero Cents ($150,000.00) as reflected in a Promissory Note dated October 1, 2019, attached herein as "**Exhibit A**." (the "Note");

WHEREAS, IMUN defaulted on its payment obligations on the Note;

WHEREAS, Gaines filed suit against IMUN in that certain action styled "Gaines v. Immune Therapeutics, Inc., Maricopa County Superior Court Case No. CV2022-050307 (the "Litigation");

WHEREAS, the Parties wish to resolve the dispute between them regarding IMUN's default on the Note and to dismiss the Litigation on the terms set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. **Extension of Maturity Date of Note**. The Parties hereby agree that the maturity date of the Note is extended to September 1, 2023 (the "Extended Maturity Date").

2. **Payment of Accrued Interest**. The Parties agree that the accrued, unpaid interest on the Note as of October 31, 2022, with penalties, is $76,910.96 (the "Accrued Interest"). IMUN shall pay a portion of the Accrued Interest by making a lump sum payment of Sixty Thousand Dollars ($60,000.00) to Gaines no later than January 13, 2023. The remainder of the interest will be paid through the issuance of IMUN Common Stock at the conversion price of $.50 per share for a total of 33,822 shares (the "Shares"). IMUN shall issue the Shares to Gaines within 10 business days of the date of this Amendment.

3. **Continuing Interest**. The One Hundred Fifty Thousand Dollar ($150,000.00) principal balance of the Note as of October 31, 2022 shall continue to bear fixed interest at a rate of Fifteen Percent (15%) simple interest per annum from Oct 31, 2022 through the Extended Maturity Date. IMUN shall pay the continuing interest on the Note quarterly through the issuance of shares of IMUN common stock at a conversion price of whichever is lower (i) $.50 or (ii) the average stock price from the previous 30 days of the issuance, (the "Continuing Interest Shares"). Issuances will be done within 10 business days of the following schedule:

Date	Payment amount (to be issued in IMUN shares)
Jan 31, 2023	$5812.50
April 30, 2023	$5812.50
July 31, 2023	$5812.50
Oct 31, 2023	$5812.50

DocuSign Envelope ID: 407CBAB9-637C-4D50-A36A-DF63D6A1FEC4

4. **<u>All Other Terms of Note</u>**. Except as expressly stated herein, all of the terms of the Note shall remain in full force and effect.

5. **<u>Dismissal of Litigation</u>**. Once IMUN has issued the Shares in accordance with Paragraph 2 above, Gaines, through his counsel, shall file a Notice of Dismissal dismissing the Litigation without prejudice with each party to bear their own attorneys' fees and costs.

IRA J. GAINES

____
Ira J. Gaines

IMMUNE THERAPEUTICS, INC.

DocuSigned by:
By: ____________________
419F2EDE4DAD439...

Its: Chief Operating Officer